     Agreement and Plan of
     Reorganization





     OXFORD MEDIA CORP.






     Dated as of September 30, 1999

     INDEX
     Page

ARTICLE I       THE MERGER           1

                1.1   The Merger     1
                1.2   Effect of Merger         2
                1.3   Certificate of Incorporation and By-Laws     2
                1.4   Effective Time of Merger      2
                1.5   Directors and Officers   2

ARTICLE II    CONVERSION OF SHARES   3

                2.1   OMC Common Stock      3
                2.2   Acquisition Sub Common Stock           3
                2.3   Parent Common Stock  3
                2.4   Surrender of OMC Stock Certificates    3

ARTICLE III   CONTEMPORANEOUS TRANSACTIONS               4

                3.1   Registration Rights Agreement      4

ARTICLE IV    REPRESENTATIONS AND WARRANTIES OF OMC                4

                4.1   Incorporation; Subsidiaries   4
                4.2   Authorization      4
                4.3   Conflicts          5
                4.4   Title     5
                4.5   Exclusive Representations          5

ARTICLE V     REPRESENTATIONS OF STOCKHOLDERS                5

                5.1   Authorization      5
                5.2   Conflicts          6
                5.3   Investment Representations    6
                5.4   Exclusive Representations     7

ARTICLE VI    REPRESENTATIONS AND WARRANTIES OF PARENT
                  AND ACQUISITION SUB          7

                6.1   Incorporation       7
                6.2   Authorization       8
                6.3   Conflicts           8
                6.4   Private Placement   8
                6.5   Tax-Free Reorganization       9

ARTICLE VII   TERMINATION      10


ARTICLE VIII  CONTRIBUTION; INDEMNIFICATION          10

                8.1   Contribution; Indemnification  10
                8.2   Indemnification Procedures     11


ARTICLE IX    MISCELLANEOUS    12

                9.1   Notices  12
                9.2   Further Action; Tax Returns  12
                9.3   Expenses           13
                9.4   Governing Law      13
                9.5   Entire Agreement        13
                9.6   Captions           13
                9.7   Counterparts  13





Exhibit A  -    Assets
Exhibit B  -    Registration Rights Agreements
Exhibit C       Non-Exclusive License Agreement

       AGREEMENT AND PLAN OF REORGANIZATION

       AGREEMENT AND PLAN OF REORGANIZATION, dated as of this 30th day of September, 1999 (hereinafter referred to as the "Agreement"), by and among eSynch Corporation, a Delaware corporation (hereinafter referred to as "Parent"), OMC Acquisition Corp., a Delaware corporation (hereinafter referred to as "Acquisition Sub"), Oxford Media Corp., a Delaware corporation (hereinafter referred to as "OMC" and, together with Acquisition Sub, hereinafter sometimes referred to as the "Constituent Corporations"), and Norton Garfinkle, individually and as trustee of each of The Gillian Garfinkle S Corporation Trust and The Nicholas Garfinkle S Corporation Trust (hereinafter referred to, collectively, as the "Stockholders")

       W I T N E S S E T H:

       WHEREAS, the respective Boards of Directors of the Constituent Corporations deem it advisable and in the best interests of the Constituent Corporations and their respective stockholders that Acquisition Sub be merged into and with OMC, with OMC as the surviving corporation, in accordance with the terms and conditions hereinafter set forth and as permitted by the laws of the State of Delaware;

       WHEREAS, the parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (hereinafter referred to as the "Code"), and to cause the transaction to qualify as a reorganization under the provisions of Section 368(a) of the Code;

       NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereby agree as follows:

       ARTICLE I

       THE MERGER

       1.1    THE MERGER.

       At the Effective Time (as defined in Section 1.4 hereof), in accordance with this Agreement and the Delaware General Corporation Law (hereinafter referred to as the "Act"), Acquisition Sub shall be merged into and with OMC (hereinafter referred to as the "Merger"), the separate existence of Acquisition Sub shall cease and OMC shall continue as the surviving corporation governed by
the laws of the State of Delaware.   OMC is hereinafter sometimes referred to as
the "Surviving Corporation".

       1.2    EFFECT OF MERGER.

       (a) At the Effective Time, the separate existence of Acquisition Sub shall cease. At the Effective Time, the Surviving Corporation shall possess all the rights, privileges, immunities, and franchises of the Constituent Corporations. All the property, (real, personal and mixed), rights, privileges, immunities, powers, purposes, franchises, licenses, registrations, causes of action and every other asset of the Constituent Corporations, shall be transferred to, vest in, and devolve upon the Surviving Corporation, without further act or deed, as of the Effective Time and the title to any real estate, or any interest therein, vested in any of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger.

       (b) The Surviving Corporation shall (in the context of Section 8.1 hereof) assume and be responsible and liable for all of the liabilities, obligations and penalties of the Constituent Corporations, as of the Effective Time.

       1.3    CERTIFICATE OF INCORPORATION AND BY-LAWS.

       The certificate of incorporation and by-laws of OMC as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and By-Laws of the Surviving Corporation and thereafter shall continue to be its certificate of incorporation and by-laws until changed as provided therein and under the laws of the State of Delaware. The first annual meeting of the stockholders of the Surviving Corporation held after the Effective Time shall be the next annual meeting of the stockholders provided for in the by-laws of Acquisition Sub.

       1.4    EFFECTIVE TIME OF MERGER.

       The Merger shall become effective at the time of filing of a certificate of merger (hereinafter referred to as the "Certificate of Merger") in the office of the Secretary of the State of Delaware, as required by the Act, in such form as shall be approved by the parties giving effect to the provisions of this Agreement. Such time is herein referred to as the "Effective Time".

       1.5    DIRECTORS AND OFFICERS.

       At the Effective Time the Board of Directors of the Surviving Corporation shall consist of three members, and the directors and officers of Acquisition Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, and shall continue in office until the next annual meeting of stockholders of the Surviving Corporation and until their respective successors shall have been elected and qualified. The first regular meeting of the directors of the Surviving Corporation shall be the next regular meeting provided by the By-Laws of the Surviving Corporation.

       ARTICLE II

       CONVERSION OF SHARES

       2.1    OMC COMMON STOCK.

       Each share of the common stock, $.01 par value (hereinafter referred to as the "OMC Common Stock"), of OMC outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action by the holder thereof, be cancelled and converted into, and shall represent, the right to receive 1,500 shares of the common stock, $.001 par value (hereinafter referred to as "Parent Common Stock"), of Parent.

       2.2    ACQUISITION SUB COMMON STOCK.

       Each share of the common stock, $.001 par value (the "Acquisition Sub Common Stock"), of Acquisition Sub outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action by the holder thereof, remain outstanding as one share of common stock, $.001 par value, of the Surviving Corporation.

       2.3    PARENT COMMON STOCK.

       The Merger shall effect no change in any shares of Parent Common Stock issued by Parent prior to the Effective Time.

       2.4    SURRENDER OF OMC STOCK CERTIFICATES.

       Each person holding a certificate or certificates representing shares of OMC Common Stock shall, at the Effective Time, surrender to the Surviving Corporation such certificate or certificates, and shall be entitled, upon such surrender of such certificate or certificates, accompanied by stock powers or letters of transmittal as the Parent shall reasonably request, to receive from Parent at the Effective Time (and Parent hereby agrees to deliver), at the offices of Krugman & Kailes LLP, Park 80 West-Plaza Two, Saddle Brook, New Jersey 07663, in exchange therefor a certificate or certificates evidencing the number of shares of Parent Common Stock into which the shares of OMC Common Stock theretofore evidenced by such certificate or certificates shall have been converted pursuant to Section 2.1 hereof. At the Effective Time, it shall be deemed that the stock transfer books of OMC are closed, and no transfer of shares on the books of OMC shall thereafter be made or consummated.

       ARTICLE III

       CONTEMPORANEOUS TRANSACTIONS

       3.1    REGISTRATION RIGHTS AGREEMENT.

       Contemporaneously with the execution and delivery of this Agreement, the Parent and the Stockholders shall execute a registration rights agreement in the form of Exhibit B hereto, dated the date of the Effective Time, which shall be delivered at the Effective Time.

       ARTICLE IV

       REPRESENTATIONS AND WARRANTIES OF OMC

       OMC hereby represents, warrants and covenants that:

       4.1    INCORPORATION; SUBSIDIARIES.

       OMC is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has the full corporate power and authority to own its properties and to conduct the business in which it is presently engaged, and to enter into this Agreement and consummate the Merger.

       OMC is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the location of its properties makes such qualification necessary.

       OMC does not have any subsidiaries or own any capital stock or other proprietary interest, directly or indirectly, in any other corporation, association, trust, partnership, joint venture or other entity.

       4.2    AUTHORIZATION.

       The execution and delivery of this Agreement by OMC and the performance by OMC of its covenants and agreements hereunder have been duly authorized by all necessary corporate action (including, without limitation, the unanimous approval hereof by the Stockholders).

       The authorized capital stock of OMC consists of 10,000 shares of OMC Common Stock, 300 of which are issued and outstanding. All of the outstanding shares of OMC Common Stock have been validly issued and are fully paid and non-assessable and held by the Stockholders.

       There are not now, and at the Effective Time there will not be, any subscriptions, options, warrants, calls, rights, agreements or commitments relating to the issuance, sale, delivery or transfer by OMC or the Stockholders (including any right of conversion or exchange under any outstanding security or other instrument) of OMC Common Stock (collectively, "Equity Rights"). There are no outstanding contractual obligations of OMC to repurchase, redeem or otherwise acquire any OMC Common Stock.

       When executed and delivered by OMC, this Agreement shall constitute a valid and legally binding agreement of OMC enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other laws affecting generally the enforceability of creditors' rights and by limitations on the availability of equitable remedies.

       4.3    CONFLICTS.

       Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated herein, shall violate any provision of the certificate of incorporation or by-laws of OMC or any statute, ordinance, regulation, order, judgment or decree of any court or governmental agency, or conflict with or result in any breach of any of the terms of or constitute a default under or result in the termination of or the creation of any right of termination or any lien pursuant to the terms of any contract or agreement to which OMC is a party or by which OMC or any of its assets is bound. Other than in connection with or in compliance with the provisions of the Act, no authorization, consent or approval of, or filing with, any public body or authority is necessary for the consummation by OMC of the transactions contemplated by this Agreement.

       4.4    TITLE.

       OMC has good and marketable title to all of the assets identified on Exhibit A to this Agreement (hereafter referred to as the "Assets"), free and clear of any lien, charge, pledge, mortgage, security interest or any other encumbrance (collectively, "Lien").

       OMC is not aware that it has infringed nor is now infringing, any patent, trade name, trademark, service mark, copyright, trade secret, technology, know-how or process belonging to any other person, firm or corporation in a manner that would have a material adverse effect on the properties or operations of OMC (Material Adverse Effect). OMC has not received any written notice or other written indication of any such claim of infringement.

       OMC owns, or is licensed or otherwise possesses legally enforceable rights to use all Intellectual Property (as defined below) included in the assets(the "OMC Intellectual Property"). For purposes of this Agreement, "Intellectual Property" means all (i) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, re-examination, utility, model, certificate of invention and design patents, patent applications, registrations and applications for registrations,
(ii) trademarks, service marks, trade drafts, logos, tradenames and corporate names and registrations and applications for registration thereof, (iii) copyrights and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software, data and documentation, (vi) trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, and (vii) other proprietary rights relating to any of the foregoing (including without limitation remedies against infringements thereof and rights of protection of interest therein under the laws of all jurisdictions). Each item of OMC Intellectual Property included in the assets will be owned or available for use by the Surviving Corporation on substantially identical terms and conditions immediately following the Effective Time. To the best of the knowledge of OMC, OMC has taken all commercially reasonable measures to protect the proprietary nature of each item of OMC Intellectual Property, and to maintain in confidence all trade secrets and confidential information, that it owns or uses other than as would not have a material effect. To the best knowledge of OMC, no person or entity (other than OMC) has any rights to any of the OMC Intellectual Property owned or used by OMC (except pursuant to end-user customer licenses and in each case except for any licensed OMC Intellectual Property), and to the best knowledge of OMC, no person or entity is infringing, violating or misappropriating any of the OMC Intellectual Property other than as would not have a material effect. OMC has taken steps reasonably believed necessary to protect its right, title and interest in all material items of Intellectual Property owned by it and its continued use of all Intellectual Property used by it other than as would not have a material effect. No officer, director, stockholder or employee of OMC, nor any spouse, child or other relative or affiliate thereof, owns directly or indirectly, in whole or in part, any of the OMC Intellectual Property (except for any licensed OMC Intellectual Property)

       Except as expressly set forth in this Agreement, neither OMC nor the Stockholders, nor any of them, has made any representation or warranty with respect to the assets, properties or business of OMC, and the Parent and Acquisition Sub hereby acknowledge and agree that they have had adequate opportunity to investigate OMC and its assets, properties and business and accept the foregoing "as is" and in their condition as at the date hereof.

       There is no action, suit or proceeding to which OMC is a party (either as a plaintiff or defendant) pending or, to the best knowledge of OMC, threatened before any court, arbitrator, regulator, or other governmental entity ("Governmental Entity") and, to the best knowledge of OMC, there is no basis for any such action, suit or proceeding; (b) neither OMC nor any officer, director or employee of OMC, has been permanently or temporarily enjoined by any order, judgment or decree of any Governmental Entity from engaging in or continuing any conduct or practice in connection with the business, assets, properties of OMC; and (c) there is not in existence on the date hereof any order, judgment or decree of any Governmental Entity enjoining or requiring OMC to take any action of any kind with respect to its business, assets or properties.

       Each of the balance sheets included in the audited or unaudited financial statements of OMC provided to Parent (including the related notes thereto) presents fairly in all material respects the financial position of the OMC as of their respective dates, and the related statements regarding income and cash flows included therein (including the related notes thereto) present fairly in all material respects the consolidated results of operations, the cash flows or changes in financial position, and changes in stockholders' equity for the periods then ended, all in conformity with generally accepted accounting principles applied on a consistent basis, except as otherwise noted therein.

       4.5    EXCLUSIVE REPRESENTATIONS.

       Except for the representations contained in this Article IV, OMC does not make any other express or implied representation or warranty concerning OMC, the Stockholders, or any asset or property of OMC or any of the transactions contemplated hereby.

       ARTICLE V

       REPRESENTATIONS OF STOCKHOLDERS

       Each Stockholder represents, warrants and covenants that:

       5.1    AUTHORIZATION.

       The execution and delivery of this Agreement by such Stockholder and the performance by such Stockholder of its covenants and agreements hereunder have (in the case of a Stockholder that is a trust) been duly authorized by all necessary trust action. When executed and delivered by such Stockholder, this Agreement shall constitute a valid and legally binding agreement of such Stockholder enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other laws affecting generally the enforceability of creditors' rights and by limitations on the availability of equitable remedies.

       5.2    CONFLICTS.

       Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated herein, shall violate any provision of any trust document of any Stockholder that is a trust, or any statute, ordinance, regulation, order, judgment or decree of any court or governmental agency, or conflict with or result in any breach of any of the terms of or constitute a default under or result in the termination of or the creation of any lien pursuant to the terms of any contract or agreement to which such Stockholder is a party or by which such Stockholder or any of its assets is bound. Other than in connection with or in compliance with the provisions of the Act, no authorization, consent or approval of, or filing with, any public body or authority is necessary for the consummation by such Stockholder of the transactions contemplated by this Agreement.

       5.3    INVESTMENT REPRESENTATIONS.

       (a) Such Stockholder understands that the Parent proposes to issue and deliver the shares of Parent Common Stock to be issued pursuant to this Agreement without compliance with the registration requirements of the Securities Act of 1933, as amended (hereinafter referred to as the "Securities Act"), and the rules and regulations thereunder, that for such purpose the Parent will rely upon the representations, warranties, and agreements contained in this Section 5.3, and that such non-compliance with registration is not permissible unless such representations and warranties are correct and such agreements are performed.

       (b) Such Stockholder has such knowledge and experience in financial and business matters as to be capable of alone evaluating the merits and risks of an investment in the shares of Parent Common Stock to be issued to it. Such Stockholder has the financial ability to bear the economic risk of the investment of the shares of Parent Common Stock, has adequate means for providing for its current needs and personal contingencies, has no need for liquidity with respect to the investment in the shares of Parent Common Stock, and fully understands and agrees that it must bear the economic risk of its investment for an indefinite period of time because, among other reasons, the shares of Parent Common Stock to be issued to it have not been registered under the Securities Act and under applicable state securities laws.

       (c) Such Stockholder understands that the Parent is under no obligation to effect a registration of the shares of Parent Common Stock under the Securities Act, except as provided in the registration rights agreement hereinabove referenced.

       (d) Such Stockholder understands that there may never be a public market for the shares of Parent Common Stock to be issued to it and that, under existing rules of the Securities and Exchange Commission, it may be unable to sell any of the shares of Parent Common Stock to be issued to it except to the extent that the shares of Parent Common Stock issued to it may be sold subject to the restrictions contained herein, to a purchaser who shall be subject to the same restrictions on sale.

       (e) Such Stockholder is familiar with the provisions of Rule 144 under the Securities Act and the limitations upon the availability and applicability of such rule.

       (f) Such Stockholder is acquiring the shares of Parent Common Stock to be issued to it for its own account and not with a view to, or for sale in connection with, the distribution thereof within the meaning of the Securities Act, except in compliance with applicable law.

       (g) Such Stockholder shall not sell, transfer, convey, assign or otherwise dispose of any shares of Parent Common Stock issued at the Effective Time until either of the following events has occurred: (i) Parent has received an opinion from counsel that registration thereof under the Securities Act is not required; or (ii) a registration statements under the Securities Act covering such shares and the disposition thereof has become effective under the Securities Act. Such Stockholder acknowledges that stock certificates evidencing such shares may be endorsed with a legend to the foregoing effect, and stop-transfer instructions may be issued with respect to such shares, so long as such shares are subject to such restrictions on disposition.

       (h) Except as expressly set forth in this Agreement, neither Parent nor Acquisition Sub, nor any of their directors, officers, agents or representatives, has made any representation or warranty with respect to the assets, properties or business of Parent, and the Stockholders hereby acknowledge and agree that they have had adequate opportunity to investigate Parent and its assets, properties, business prospects and liabilities, accept the Parent Common Stock "as is" and in their condition as at the date hereof.

       (i) Neither OMC nor the Stockholders have engaged or become liable or created any liability to any broker, finder or other person for any fee or compensation in connection with the Merger or this Agreement.

       5.4    EXCLUSIVE REPRESENTATIONS.

       Except for the representations contained in this Article V, none of the Stockholders makes any other express or implied representation or warranty concerning OMC, the Stockholders, or any asset or property of OMC or any of the transactions contemplated hereby.

       ARTICLE VI

       REPRESENTATIONS AND WARRANTIES OF
       PARENT AND ACQUISITION SUB

       The Parent and Acquisition Sub hereby, jointly and severally, represent, warrant and covenant that:

       6.1    INCORPORATION.

       Each of the Parent and Acquisition Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has the full corporate power and authority to own its properties and to conduct the business in which it is presently engaged, and to enter into this Agreement and consummate the Merger.

       6.2    AUTHORIZATION.

       The execution and delivery of this Agreement by each of the Parent and Acquisition Sub and the performance by each of the Parent and Acquisition Sub of its covenants and agreements hereunder have been duly authorized by all necessary corporate action. The authorized capital stock of the Parent consists of 20,000,000 shares of Parent Common Stock, 9,317,143 of which are issued and outstanding; and the authorized capital stock of Acquisition Sub consists of 1,000 shares of Acquisition Sub Stock, of which 1,000 shares of Acquisition Sub Common Stock are issued and outstanding. All of the outstanding shares of Parent Common Stock and of Acquisition Sub Common Stock have been validly issued and are fully paid and non-assessable. The shares of Parent Common Stock to be issued at the Effective Time will be duly authorized, validly issued, fully-paid and non-assessable, free and clear of all Liens. When executed and delivered by the Parent and Acquisition Sub this Agreement shall constitute a valid and legally binding agreement of the Parent and Acquisition Sub, respectively, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other laws affecting generally the enforceability of creditors' rights and by limitations on the availability of equitable remedies.

       6.3    CONFLICTS.

       Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated herein, will violate any provision of the certificate of incorporation or by-laws of either of the Parent or Acquisition Sub or any statute, ordinance, regulation, order, judgment or decree of any court or governmental agency, or conflict with or result in any breach of any of the terms of or constitute a default under or result in the termination of or the creation of any lien pursuant to the terms of any contract or agreement to which either the Parent or Acquisition Sub is a party or by which either the Parent or Acquisition Sub or any of its assets is bound. Other than in connection with or in compliance with the provisions of the Act, no authorization, consent or approval of, or filing with, any public body or authority is necessary for the consummation by either the Parent or Acquisition Sub of the transactions contemplated by this Agreement.

       6.4    PRIVATE PLACEMENT.

       (a) The Parent has delivered to OMC and to the Stockholders its most recent Annual Report on Form 10-KSB filed with the Securities and Exchange Commission, together with any and all additional reports, statements and documents filed by the Parent with the Securities and Exchange Commission since the fiscal close covered thereby (hereinafter referred to, collectively, as the "SEC Documents"). The SEC Documents, taken as a whole, as supplemented by current information provided the Stockholders, contain no untrue statement of material fact or omission to state a material fact necessary to make the statements therein, under the circumstances in which made, not misleading.

       (b) Neither the Parent nor anyone acting on behalf of the Parent has directly or indirectly offered any securities of the Parent for sale to, or solicited any offer to buy any of the same from, anyone so as to bring the issuance of the shares of Parent Common Stock hereunder within the registration requirements of the Securities Act, it being understood that the representations and warranties contained in this Section 6.4 are based upon the accuracy of the representations and warranties contained in Section 5.4 hereof.

       6.5    TAX-FREE REORGANIZATION.

       (a) Prior to the Effective Time, the Parent will be in control of Acquisition Sub. As used in this Section 6.5, "Control" (hereinafter referred to as "Control") shall have the meaning found in Section 368(c) of the Code.

       (b) The Parent has no plan or intention to cause the Surviving Corporation to issue additional shares of its stock, or to take any other action, that would result in the Parent ceasing to Control the Surviving Corporation.

       (c) The Parent has no plan or intention to reacquire any of the shares of Parent Common Stock issued at the Effective Time.

       (d) Neither the Parent nor Acquisition Sub is or will be at the Effective Time an investment company within the meaning of Section 368(a)(2)(F)(iii) and (iv) of the Code.

       (e) Neither the Parent nor Acquisition Sub is or will be at the Effective Time, under the jurisdiction of a court in Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

       (f) The Parent formed Acquisition Sub solely for the purpose of effecting the Merger, and, at all times prior to the Effective Time, Acquisition Sub has not conducted any business or investment activities and will have no liabilities other than in the ordinary course of business (other than as related to the consummation of the transactions contemplated hereby).

       (g) The Parent has no plan or intention to (i) liquidate the Surviving Corporation, to merge the Surviving Corporation with or into another corporation, including the Parent or its affiliates, to sell, distribute, or otherwise dispose of the capital stock of the Surviving Corporation, except for transfers of stock described in Treasury Regulation Section 1.368-2(k), or (ii) cause the Surviving Corporation to sell or otherwise dispose of any of its assets or of any of the assets acquired from Acquisition Sub in the Merger, except for dispositions made in the ordinary course of business and transfers of assets described in Treasury Regulation Section 1.368-2(k).

       (h) The Parent will cause the Surviving Corporation to continue the historic business of OMC or use a significant portion of this historic business assets in a business, in accordance with Treasury Regulations Section 1.368-1(d).

       ARTICLE VII

       TERMINATION

       This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, by the mutual consent of the Constituent Corporations, expressed by action of their respective Boards of Directors, or by either Constituent Corporation (i) if the other Constituent Corporation shall have breached in any material respect any of its representations or warranties contained in this Agreement or (ii) any such representation or warranty shall not be correct or accurate in all material respects at and as of the Effective Time.

       ARTICLE VIII

       CONTRIBUTION; INDEMNIFICATION

       8.1    CONTRIBUTION; INDEMNIFICATION.

       (a) With effect immediately prior to the Effective Time, the Stockholders, and each of them, hereby contribute to the capital of OMC any and all obligations in respect of advances to OMC from the Stockholders and/or any other liabilities owed from OMC to the Stockholders, or any of them. The parties expressly acknowledge and agree that the foregoing agreement is made in consideration of the agreements and covenants of Parent and Acquisition Sub contained hereunder, including, without limitation, the issuance of the shares of Parent Common Stock to be issued to the Stockholders at the Effective Time.

       (b) The Stockholders shall further, jointly and severally, indemnify the Parent and the Surviving Corporation, for a period of one year after the Effective Time (and for the period thereafter if notice is provided by Parent within such period as contemplated in Section 8.2(a)), from and against any and all direct (but not consequential) damages, costs, expenses and liabilities (including, without limitation, reasonable fees and expenses of counsel) (hereinafter referred to, collectively, as "Damages") incurred by Parent or the Surviving Corporation as a result of: (x) the breach of any of the representations or warranties made by OMC or the Stockholders under Articles IV or V hereof and (y) any liabilities of OMC incurred before the Effective Time with respect to the period prior to the Effective Time. The Parent shall indemnify the Stockholders, and each of them, for a period of one year after the Effective Time, from and against any and all Damages incurred by the Stockholders or any of them, as a result of: (x) the breach of any of the representations or warranties made by the Parent or Acquisition Sub under
Article V hereof and (y) the conduct by the Surviving Corporation of its business after the Effective Time.


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

       8.2    INDEMNIFICATION PROCEDURES.

       (a) Any party seeking indemnification hereunder (hereinafter referred to as an "Indemnified Party") shall provide to the party from whom it is seeking indemnification (hereinafter referred to as an "Indemnifying Party"), as promptly as practicable after notice of a claim, all information and documentation necessary to support and verify the claim asserted, and the Indemnifying Party shall be given reasonable access to the books and records in the possession or control of the Indemnified Party or any of its affiliates which any Indemnifying Party reasonably determines to be related to such claim. Failure to provide information and documentation as promptly as practicable as specified in the preceding sentence shall not be deemed a waiver of the Indemnified Party's right to indemnification, but the amount of reimbursement to which the Indemnified Party is entitled shall be reduced by the amount, if any, by which Damages would have been less had such information and documentation been delivered as promptly as practicable. The Indemnifying Party may, at its option, and as long as it acts with reasonable diligence to defend or prosecute such claim, assume the defense or the prosecution of any claim, including using counsel, at its cost and expense, reasonably satisfactory to the Indemnified Party. The Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate therein, but the fees and expenses of such counsel employed by the Indemnified Party shall be at its expense, unless (i) the Indemnified Party is required to retain separate counsel due to a conflict of interest with the Indemnifying Party or (ii) the Indemnifying Party fails to act diligently in defending such action. No claim shall be settled without the Indemnified Party's prior written consent, which consent shall not be unreasonably withheld or delayed, unless the settlement involves only the payment of monetary consideration by the Indemnifying Party and includes an uncnditional release of the Indemnified Party. Whether or not an Indemnifying Party chooses to so defend or prosecute a claim, all the parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

       (b) The sole and exclusive remedy of the parties under this Agreement shall be restricted to the indemnification rights set forth in this Article
VIII. It is understood and agreed that the respective maximum aggregate monetary liability of the Stockholders to the Parent and the Surviving Corporation in respect of indemnification hereunder shall not exceed, in the aggregate, the fair market value at the date of issuance of the shares of Parent Common Stock issued at the Effective Time to the Stockholders.

       ARTICLE IX

       MISCELLANEOUS

       9.1    NOTICES.

       All notices, requests or instructions hereunder shall be in writing and delivered personally or sent by registered or express mail, postage prepaid, as follows:

              (1)    if to Parent or Acquisition Sub:

                     15502 Mosher


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

                     Tustin, California 92780

              (2)    if to OMC or the Stockholders:

                     133 East 62nd Street
                     New York, New York 10021

       9.2    FURTHER ACTION; TAX RETURNS.

       (a) At the Effective Time, the Constituent Corporations shall take all such action as shall be necessary or appropriate in order to consummate the Merger. From and after the Effective Time, the Stockholders shall prepare and file, in a manner consistent with past practices all federal income tax returns of OMC relating to income of OMC for any period ending on or before the Effective Time, and any state or local return of OMC relating to income of OMC for any such period. From and after the Effective Time, Parent and Surviving Corporation shall provide the Stockholders, and each of them, with such assistance as may reasonably be requested in connection with the preparation of any tax return, any audit or other examination by any taxing authority, or the response to any claim of any nature, or any judicial or administrative proceeding (including, with limitation, with respect to any tax liability), and in connection therewith shall furnish reasonable access to any pertinent records or information relevant to such returns, audits, examinations, claims, or proceedings, as are in their respective possession or subject to their respective control.

       (b) For Federal income tax purposes, the parties intend that the Merger be treated as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Code, by reason of Section 368(a)(2)(E) of the Code, and that this Agreement shall be, and is hereby, adopted as a plan or reorganization for purposes of Section 368 of the Code. No party shall take a position on any tax return or reports inconsistent with the foregoing and each party shall use its reasonable efforts to maintain such reporting in the context of an audit. Each party shall give the other parties prompt notice of any challenges or investigations undertaken by any taxing agency in connection with such reporting, and shall keep such other parties fully informed of all aspects of such ongoing challenge or investigation. The parties shall not take any action, except as expressly provided in this Agreement, that would be inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code, and shall each use its best efforts to cause the business combination to be effected by the Merger to be qualified as a reorganization within the meaning of Section 368(a) of the Code.

       9.3    EXPENSES.

       Each of the parties hereto shall bear its own expenses in connection with this Agreement and the transactions contemplated herein.

       9.4    GOVERNING LAW.

       This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable in the case of agreements made and to be entirely performed within such State.


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

       9.5    ENTIRE AGREEMENT.

       This Agreement constitutes the entire agreement between the Constituent Corporations with respect to the subject matter hereof, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect thereto.

       9.6    CAPTIONS.

       The Article, Section and Paragraph captions herein are for convenience of reference only, do no constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

       9.7    COUNTERPARTS.

       This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

       IN WITNESS WHEREOF, the undersigned have caused this Agreement and Agreement of Merger to be executed by their respective officers thereunto duly authorized this _________ day of September, 1999.


                                          eSynch Corporation



                                          By
-----------------                           ------------------------------
Norton Garfinkle


                                          OMC Acquisition Corporation



                                          By
-----------------                           ------------------------------
Norton Garfinkle, as Trustee
 of The Gillian Garfinkle S
 Corporation Trust

                                          Oxford Media Corp.



                                          By
-----------------                           ------------------------------
Norton Garfinkle, as Trustee
 of The Nicholas Garfinkle S
 Corporation Trust


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